Exhibit 10.1

SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

This SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of this 13th day of December 2016 by and among, MediXall Group, Inc., a Nevada corporation (“MDXL”), and IHL of Florida, Inc., a Florida corporation (“MEDIX”).

RECITALS:

A.          The Boards of Directors of MDXL and MEDIX and the shareholders have determined that an acquisition of all of the issued and outstanding shares of capital stock of MEDIX by MDXL through a share exchange upon the terms and subject to the conditions set forth in this Agreement (the “ Share Exchange ”) would be in the best interests of MDXL and MEDIX, and the Boards of Directors of MDXL and MEDIX have each approved the Share Exchange, pursuant to which all of the right, title and interest in and to all of the issued and outstanding shares of capital stock of MEDIX (the “ Ownership Interest ”) will be exchanged for 41,131,000 shares of common stock and 264,894 shares of Series A Preferred Stock convertible into 24,900,000 common shares of MDXL (the “ Exchange Shares ).

B.          MDXL and MEDIX and the shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange and also to prescribe various conditions to the Share Exchange.

C.          For federal income tax purposes, the parties intend that the Share Exchange shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code ”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I.
THE EXCHANGE

1.1            Share Exchange.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (“ Nevada Statutes ”), at the Closing (as hereinafter defined), the parties shall do the following:

 (a)  MEDIX shall cause the Shareholders to convey, assign, and transfer the Ownership Interest  to MDXL by delivering to MDXL executed and transferable share certificates endorsed in blank (or accompanied by duly executed stock powers endorsed in blank) in proper form for transfer. The Ownership Interest transferred to MDXL at the Closing shall constitute 100% of the issued and outstanding shares of capital stock of MEDIX.

 (b) As consideration for its acquisition of the Ownership Interest, MDXL shall issue the Exchange Shares to the Shareholders by delivering book entry records and/or share certificates to the Shareholders evidencing the Exchange Shares (the “ Exchange Shares Certificates ”).

 (c) For federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the parties shall report the transactions contemplated by this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of MDXL or MEDIX has taken or failed to take, and after the Effective Time (as defined below), MDXL shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.2           Closing .  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing date of the Exchange (the “ Closing ”) will take place on the business day upon satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the “ Closing Date ”), at the offices of Pearlman Schneider LLP, 2200 Corporate Boulevard NW, Suite 210, Boca Raton, Florida 33431 unless another date, time or place is agreed to in writing by the parties hereto

1.3           Reorganization.

(a)  As of the Closing, Noel Guillama shall be appointed as a director.

(b)  If at any time after the Closing, any party shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in MDXL the title to any property, rights, privileges, powers and franchises of MEDIX by reason of, or as a result of, the Share Exchange, or otherwise to carry out the provisions of this Agreement, the remaining parties, as applicable, shall execute and deliver, upon request, any instruments or assurances, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in MDXL, and otherwise to carry out the provisions of this Agreement.

ARTICLE II.
COMPLIANCE WITH APPLICABLE SECURITIES LAWS

2.1          Covenants, Representations and Warranties of the Shareholders.

(a)  The shareholders of MEDIX acknowledge and agree that they are acquiring the Exchange Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Exchange Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended [the “Securities Act”]) directly or indirectly unless:

(i)    the sale is to MDXL;

(ii)   the Exchange Shares are sold in a transaction that does not require registration under the Securities Act, or any applicable United States state laws and regulations governing the offer and sale of securities, and the seller has furnished to MDXL an opinion of counsel to that effect or such other written opinion as may be reasonably required by MDXL.

(b)   The shareholders of MEDIX acknowledge and agree that the certificates representing the Exchange Shares shall bear a restrictive legend, substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND SHALL NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED, OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER EXCEPT UPON THE ISSUANCE TO THE COMPANY OF A FAVORABLE OPINION OF ITS COUNSEL OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

(c)   The Shareholders represent and warrant that they:

(i)    are not aware of any advertisement of any of the Exchange Shares being issued hereunder;

and
(ii)   acknowledge and agree that MDXL will refuse to register any transfer of the shares not made pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable state and provincial securities laws.

(iii)  acknowledge and agree to MDXL making a notation on its records or giving instructions to the registrar and transfer agent of MDXL in order to implement the restrictions on transfer set forth and described herein.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of MEDIX .  As a material inducement for MDXL to enter into this Agreement and to consummate the transaction contemplated hereby, MEDIX hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by MDXL regardless of any investigation made or information obtained by MDXL (unless and to the extent specifically and expressly waived in writing by MDXL on or before the Closing Date):

(a)   Organization, Standing and Power .  MEDIX is duly organized, validly existing and in good standing under the laws of the State of Florida. .

(b)   Subsidiaries .  MEDIX does not own, directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

(c)    Corporate Documents .   Schedule 1.01(b) sets forth a true and correct copy of a shareholder list setting forth all of the Shareholders with the number of shares owned by each such shareholder.

(d)   Ownership Interest .  The Ownership Interest represents 100% of the issued and outstanding shares of capital stock of MEDIX. MEDIX also warrants that there are no outstanding bonds, debentures, notes or other indebtedness or other securities of MEDIX. There are no rights, commitments, agreements, arrangements or undertakings of any kind to which MEDIX is a party or by which it is bound obligating MEDIX to issue, deliver or sell, or cause to be issued, delivered or sold, additional ownership interests of MEDIX or obligating MEDIX to issue, grant, extend or enter into any such right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of MEDIX to repurchase, redeem or otherwise acquire or make any payment in respect of the ownership interests of MEDIX.

(e)    Capitalization of MEDIX .  The entire authorized capital stock of MEDIX consists of 100,000,000 common shares, par value $0.0001 per share, of which 14,031,000 shares are issued and outstanding and 1,000,000 shares of preferred stock, par value $0.0001 per share, 10,000 of which are outstanding. Except as provided below, all of MEDIX’S issued and outstanding shares have been duly authorized, are validly issued, fully paid and non- assessable.

(f)    Authority; Non-contravention .  MEDIX and its Shareholders have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by MEDIX and its Shareholders and the consummation by MEDIX and its Shareholders of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary action on the part of MEDIX. This Agreement has been duly executed and when delivered by MEDIX and its Shareholders shall constitute a valid and binding obligation of MEDIX and its Shareholders, enforceable against MEDIX and its Shareholders, as applicable, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of MEDIX under, (i) the articles of incorporation or bylaws of MEDIX, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to MEDIX, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to MEDIX, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to MEDIX or could not prevent, hinder or materially delay the ability of MEDIX to consummate the transactions contemplated by this Agreement.

    (g)  Governmental Authorization .  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a “ Governmental Entity ”), is required by or with respect to MEDIX in connection with the execution and delivery of this Agreement by MEDIX or the consummation by MEDIX of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “ Exchange Act ”) or pursuant to the rules and regulations of FINRA.

(h)    Financial Statements .

(i)      At Closing, MDXL will have received from MEDIX a copy of its audited financial statements for the fiscal period ended December 31, 2015 and unaudited for the nine-month period ended September 30, 2016 (collectively, the “MEDIX Audited and Unaudited Financial Statements”). The MEDIX Audited Financial Statements fairly present the financial condition of MEDIX at the date indicated and its results of operations and cash flows for the period then ended and, except as indicated therein, reflect all claims, debts and liabilities of MEDIX, fixed or contingent, and of whatever nature.

(ii)     Since September 30, 2016, the date of the MEDIX Audited Financial Statements, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of MEDIX, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operation or prospects, of MEDIX except in the ordinary course of business.

(iii)    Since the date of the MEDIX Audited and Unaudited Financial Statements, MEDIX has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any securities of MEDIX, other than those transactions reflected in Schedule 1.01(b), and has not granted or agreed to grant any other right to subscribe for or to purchase any securities of MEDIX or has incurred or agreed to incur any indebtedness for borrowed money.

(i)    Absence of Certain Changes or Events .  Since the date of the MEDIX Audited Financial Statements, MEDIX has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(i)      material adverse change with respect to MEDIX including any amendments to its Articles of Incorporation and Bylaws;

(ii)     event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1 without prior consent of MDXL;

(iii)    condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of MEDIX to consummate the transactions contemplated by this Agreement;

(iv)    incurrence, assumption or guarantee by MEDIX of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to MDXL in writing;

(v)     creation or other incurrence by MEDIX of any lien on any asset other than in the ordinary course consistent with past practices;

(vi)    transaction or commitment made, or any contract or agreement entered into, by MEDIX relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by MEDIX of any contract or other right, in either case, material to MEDIX, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(vii)   labor dispute, other than routine, individual grievances, or, to the knowledge of MEDIX, any activity or proceeding by a labor union or representative thereof to organize any employees of MEDIX or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(viii)  payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(ix)     write-offs or write-downs of any assets of MEDIX ;

(x)     creation, termination or amendment of, or waiver of any right under, any material contract of MEDIX;

(xi)    damage, destruction or loss having, or reasonably expected to have, a material adverse effect on MEDIX;

(xii)   other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to MEDIX; or

(xiii)  agreement or commitment to do any of the foregoing.

(j)      Certain Fees .  No brokerage or finder’s fees or commissions are or will be payable by MEDIX to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(k)     Litigation; Labor Matters; Compliance with Laws .

 (i)      There is no suit, action or proceeding or investigation pending or, to the knowledge of MEDIX, threatened against or affecting MEDIX or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to MEDIX or prevent, hinder or materially delay the ability of MEDIX to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against MEDIX having, or which, insofar as reasonably could be foreseen by MEDIX, in the future could have, any such effect.

(ii)        MEDIX is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to MEDIX.

(iii)    The conduct of the business of MEDIX complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(l)        Benefit Plans . MEDIX is not a party to any Benefit Plan under which MEDIX currently has an obligation to provide benefits to any current or former employee, officer or director of MEDIX. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, ownership plan with respect to any membership interest, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, severance pay, termination, salary continuation, or employee assistance plan.

(m)    Tax Returns and Tax Payments .

(i)       MEDIX has timely filed with the appropriate taxing authorities all Tax Returns, as that term is hereinafter defined, required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes, as that term is hereinafter defined, due and owing by MEDIX have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). MEDIX is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to MEDIX by a taxing authority in a jurisdiction where MEDIX does not fileTax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of MEDIX did not, as of the date of the MEDIX Audited and Reviewed Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since the date of the MEDIX Audited and Reviewed Financial Statements MEDIX has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of MEDIX will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of MEDIX.

(ii)        No material claim for unpaid Taxes has been made or become a lien against the property of MEDIX or is being asserted against MEDIX, no audit of any Tax Return of MEDIX is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by MEDIX and is currently in effect. MEDIX has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(iii)      As used herein, “ Taxes ” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “ Tax Return ” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

(n)     Environmental Matters .  MEDIX is in compliance with all Environmental Laws in all material respects. MEDIX has not received any written notice regarding any violation of any Environmental Laws, as that term is hereinafter defined, including any investigatory, remedial or corrective obligations. MEDIX holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on MEDIX, and is in compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects. No releases of Hazardous Materials, as that term is hereinafter defined, have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by MEDIX or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to MEDIX. MEDIX has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to MEDIX. MEDIX has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on MEDIX. There are no past, pending or threatened claims under Environmental Laws against MEDIX and MEDIX is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against MEDIX pursuant to Environmental Laws. “Environmental Laws” means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws. “Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

(o)    Material Contracts .  All Material Contracts copies of which have been furnished to MDXL. MEDIX is not, or has not received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract, as that term is hereinafter defined; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a “Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which MEDIX is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring MEDIX to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by MEDIX in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from MEDIX or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(p)     Properties .  MEDIX has no real property. Any facilities held under lease by MEDIX is held by it under valid, subsisting and enforceable leases of which MEDIX is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(q)     Intellectual Property .

(i)   As used in this Agreement, the term “Trademarks” means trademarks, service marks, trade names, internet domain names, designs, slogans, and general intangibles of like nature; the term “Trade Secrets” means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term “ Intellectual Property ” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term “ Company License Agreements ” means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which MEDIX is a party or otherwise bound; and the term “ Software ” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(ii)  MEDIX owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its respective businesses as now being conducted. To the knowledge of MEDIX, none of MEDIX’s Intellectual Property or License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against MEDIX or its successors. A list of Intellectual Property is listed on Schedule 1.01 .

(r)     Affiliate Transactions .  No officer, director or employee of MEDIX or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with MEDIX or any interest in any of their property of any nature, used in or pertaining to the business of MEDIX. None of the foregoing persons has any direct or indirect interest in any competitor, supplier or customer of MEDIX or in any person from whom or to whom MEDIX leases any property or transacts business of any nature.

(s)     Undisclosed Liabilities .  MEDIX has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise.)

(t)      Full Disclosure .  All of the representations and warranties made by MEDIX in this Agreement, and all statements set forth in the certificates delivered by MEDIX at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by MEDIX pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to MDXL or its representatives by or on behalf of any of MEDIX or its affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.2     Representations and Warranties of MDXL .  As a material inducement for MEDIX to enter into this Agreement and to consummate the transactions contemplated hereby, MDXL hereby makes the following representations and warranties as of the date hereof and as of the Closing Date, each of which is relied upon by MEDIX regardless of any investigation made or information obtained by MEDIX (unless and to the extent specifically and expressly waived in writing by MEDIX on or before the Closing Date):

 (a)   Organization, Standing and Corporate Power .  MDXL is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. MDXL is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to MDXL.

(b)   Subsidiaries .  MDXL owns two wholly-owned subsidiaries: Continental Rail Leasing Corp., (a Florida corporation) and Transportation Management, Inc. (a Michigan corporation).

(c)   Capitalization of MDXL .  As of the date of this Agreement, the authorized capital stock of MDXL consists of 750,000,000 shares of MDXL Common Stock, $0.001 par value, of which 37,921,911 shares of MDXL Common Stock are issued and outstanding. There are also authorized 5,000,000 shares of MDXL preferred stock $0.001 par value, of which no are outstanding. There are no other shares of MDXL capital stock issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. Except as set forth herein, no shares of capital stock or other equity securities of MDXL are issued, reserved for issuance or outstanding. All of the shares of common stock issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non- assessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d)   Corporate Authority; Non-contravention .  MDXL has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by MDXL and the consummation by MDXL of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of MDXL. This Agreement has been duly executed and when delivered by MDXL shall constitute a valid and binding obligation of MDXL, enforceable against MDXL in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of MDXL under (i) its articles of incorporation, bylaws, or other charter documents; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to MDXL,its properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to MDXL, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to MDXL or could not prevent, hinder or materially delay the ability of MDXL to consummate the transactions contemplated by this Agreement.

(e)   Affiliate Transactions .  No officer, director or employee of MDXL or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with MDXL or any interest in any of their property of any nature, used in or pertaining to the business of MDXL. None of the foregoing persons has any direct or indirect interest in any competitor, supplier or customer of MDXL or in any person from whom or to whom MDXL leases any property or transacts business of any nature.

(f)    Government Authorization .  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to MDXL in connection with the execution and delivery of this Agreement by MDXL, or the consummation by MDXL of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Nevada Statutes, the Securities Act or the Exchange Act.

(g)   Financial Statements .

(i) The condensed consolidated financial statements of MDXL included in the reports, schedules, forms, statements and other documents filed by MDXL with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “ MDXL SEC Documents ”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of MDXL and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by MDXL’s independent accountants). Except as set forth in the MDXL SEC Documents, at the date of the most recent audited financial statements of MDXL included in the MDXL SEC Documents, MDXL has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to MDXL.

(ii) MDXL has made the following financial information (collectively, the (“MDXL Financial Information”) available to MEDIX:

(x)    audited balance sheet and statements of income, changes in stockholders’ equity and cash flow as of and for the year ended December 31, 2015; and

(y)    unaudited financial statements dated as of September 30, 2016 (“MDXL Unaudited Financial Statements”).

(z)    The MDXL Financial Information presents fairly the financial condition of MDXL as of such dates and the results of operations of MDXL for such periods, in accordance with GAAP and are consistent with the books and records of MDXL (which books and records are correct and complete).

(h)    Events Subsequent to MDXL Unaudited Financial Statements .  Since the date of the MDXL Unaudited Financial Statements, there has not been, occurred or arisen, with respect to MDXL:

(i)     any change or amendment in its Articles of Incorporation and/or Bylaws;

(ii)    any reclassification, split-up or other change in, or amendment of or modification to, the rights of the holders of any of its capital stock except for the 1 for 15 reverse stock split effectuated on November 22, 2016 and the change in the voting rights of the Series A Convertible Preferred Stock;

(iii)   any direct or indirect redemption, purchase or acquisition by any person of any of its capital stock or of any interest in or right to acquire any such stock;

(iv)   any issuance, sale, or other disposition of any capital stock, or any grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any capital stock;

(v)    any declaration, set aside, or payment of any dividend or any distribution with respect to its capital stock (whether in cash or in kind) or any redemption, purchase, or other acquisition of any of its capital stock;

(vi)   the organization of any subsidiary or the acquisition of any shares of capital stock by any person or any equity or ownership interest in any business;

(vii)  any damage, destruction or loss of any of its properties or assets whether or not covered by insurance;

(viii) any sale, lease, transfer or assignment of any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(ix)     the execution of, or any other commitment to any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

(x)       any acceleration, termination, modification, or cancellation of any agreement, contract lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which it is a party or by which it is bound; intangible;

(xi)     any security interest or encumbrance imposed upon any of its assets, tangible or

(xii)     any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity (or series of related capital investments, loans and acquisitions) involving more than $2,500 and outside the ordinary course of business;

(xiii)   any issuance of any note, bond or other debt security, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $2,500;

(xiv)   any delay or postponement of the payment of accounts payable or other liabilities;

(xv)    any loan to, or any entrance into any other transaction with, any of its directors, officers and employees either involving more than $500 individually or $2,500 in the aggregate;

(xvi)   any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii)   any taking of other action or entrance into any other transaction other than in the ordinary course of business, or entrance into any transaction with any insider of MDXL, except as disclosed in this Agreement and any disclosures schedules;

(xviii)   any other event or occurrence that may have or could reasonably be expected to have a material adverse effect on MDXL (whether or not similar to any of the foregoing); or

(xix)    any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

(i)    Certain Fees .  No brokerage or finder’s fees or commissions are or will be payable by MDXL to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(j)      Litigation; Labor Matters; Compliance with Laws .

(i)   There is no suit, action or proceeding or investigation pending or, to the knowledge of MDXL, threatened against or affecting MDXL or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to MDXL or prevent, hinder or materially delay the ability of MDXL to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MDXL having, or which, insofar as reasonably could be foreseen by MDXL, in the future could have, any such effect.

(ii)  The conduct of the business of MDXL complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(k)     Contracts . MDXL has no written or oral contracts, understandings, agreements and other arrangements executed by an officer or duly authorized employee of MDXL or to which MDXL is a party, except for this Agreement.

(l)      SEC Reports and Financial Statements .  MDXL has filed with the SEC all reports and other filings required to be filed by MDXL in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (the “ MDXL SEC Reports ”). As of their respective dates, the MDXL SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such MDXL SEC Reports and, except to the extent that information contained in any MDXL SEC Report has been revised or superseded by a later MDXL SEC Report filed and publicly available prior to the date of this Agreement, none of the MDXL SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MDXL included in MDXL SEC Reports were prepared from and are in accordance with the accounting books and other financial records of MDXL, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of MDXL and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the MDXL SEC Reports, MDXL has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities or obligations incurred in the ordinary course of business. The MDXL SEC Reports accurately disclose (i) the terms and provisions of all stock option plans, (ii) transactions with Affiliates, and (iii) all material contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC. If at any time prior to Closing should MDXL become delinquent in any required filings with the SEC, MDXL represents and warrants that such filings shall be brought current in no less than 20 business days from the due date. Until such time as the filing is brought current, MDXL will promptly file any and all reports required to advise the SEC of the failure to file the reports when due.

(m)   Board Determination . The Board of Directors of MDXL has unanimously determined that the terms of the Share Exchange are fair to and in the best interests of MDXL and its stockholders.

(n)     Required MDXL Share Issuance Approval .  MDXL represents that the issuance of the Exchange Shares to the Shareholders will be in compliance with the Nevada Statutes and the Bylaws of MDXL as well as federal and state securities laws.

(o)     Undisclosed Liabilities .  MDXL has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the MDXL SEC Documents incurred in the ordinary course of business.

(p)     Full Disclosure .  All of the representations and warranties made by MDXL in this Agreement, and all statements set forth in the certificates delivered by MDXL at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by MDXL pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to MEDIX or its representatives by or on behalf of MDXL and the MDXL Stockholders in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(q)     Powers of Attorney . There are no outstanding powers of attorney executed on behalf of MDXL.

ARTICLE IV.
COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO SHARE EXCHANGE

4.1          Conduct of MEDIX and MDXL .  From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, MEDIX and MDXL shall not, unless mutually agreed to in writing:

(a)   engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c)   fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time;

(d)   suffer or permit any material adverse change to occur with respect to MEDIX and MDXL or their business or assets;

(e)   make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

4.2      Current Information .

(a)   During the period from the date of this Agreement to the Closing, each Party hereto shall promptly notify each other Party of any (i) significant change in its ordinary course of business, (ii) proceeding (or communications indicating that the same may be contemplated), or the institution or threat or settlement of proceedings, in each case involving the Parties the outcome of which, if adversely determined, could reasonably be expected to have a material adverse effect on the Party, taken as a whole or (iii) event which such Party reasonably believes could be expected to have a material adverse effect on the ability of any party hereto to consummate the Share Exchange.

(b)   During the period from the date of this Agreement to the Closing, MDXL shall promptly notify MEDIX of any correspondence received from the SEC and FINRA and shall deliver a copy of such correspondence to MEDIX within one (1) business day of receipt.

4.3      Material Transactions . Prior to the Closing, neither MEDIX nor MDXL will, without first obtaining the written consent of the other parties hereto:

(a)   amend its Articles of Incorporation or Bylaws or enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any other Person;

(b)   place on any of its assets or properties any pledge, charge or other encumbrance, except as otherwise authorized hereunder, or enter into any transaction or make any contract or commitment relating to its properties, assets and business, other than in the ordinary course of business or as otherwise disclosed herein;

 (c)    guarantee the obligation of any person, firm or corporation, except in the ordinary course of  business;

(d)   make any loan or advance in excess of Two Thousand Five Hundred ($2,500) Dollars in the aggregate or cancel or accelerate any material indebtedness owing to it or any claims which it may possess or waive any material rights of substantial value;

(e)   violate any applicable law which violation might have a material adverse effect on such party;

(f)    except in the ordinary course of business, enter into any agreement or transaction with any of such party’s affiliates; or

(g)  engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of such party contained in this Agreement, as if such representations and warranties were given as of the date of such transaction or action.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1      Access to Information; Confidentiality .

(a)   MEDIX shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to MDXL and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its and to MEDIX ’s properties, books, contracts, commitments, personnel and records and, during such period, MEDIX shall, and shall cause its officers, employees and representatives to, furnish promptly to MDXL all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of MDXL set forth herein and compliance by MDXL of its obligations hereunder, during the period prior to the Effective Time, MDXL shall provide MEDIX and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable MEDIX to confirm the accuracy of the representations and warranties of MDXL set forth herein and compliance by MDXL of its obligations hereunder, and, during such period, MDXL shall, and shall cause its officers, employees and representatives to, furnish promptly to MEDIX upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.  Except as required by law, each of MEDIX and MDXL will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b)   No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.2      Best Efforts .  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Exchange and the other transactions contemplated by this Agreement. MDXL and MEDIX shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Share Exchange and Plan of Reorganization.

5.3      Public Announcements .  MDXL, on the one hand, and MEDIX, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.4      Expenses .  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.5      No Solicitation .  Except as previously agreed to in writing by the other party, neither MEDIX nor MDXL shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any exchange, merger, consolidation, business combination, recapitalization or similar transaction involving MEDIX or MDXL, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Share Exchange or which would or could be expected to dilute the benefits to either MEDIX or MDXL of the transactions contemplated hereby. MEDIX or MDXL will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI.
CONDITIONS PRECEDENT

6.1       Conditions to Each Party’s Obligation to Effect the Share Exchange .  The obligation of each party to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)   No Restraints .  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Exchange and Plan of Reorganization shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Share Exchange that makes consummation of the Share Exchange illegal.

(b)   Governmental Approvals .  All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity having jurisdiction which the failure to obtain, make or occur would have a material adverse effect on MDXL or MEDIX shall have been obtained, made or occurred.

(c)   No Litigation .  There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by MEDIX, MDXL or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of MEDIX or MDXL.

6.2      Conditions Precedent to Obligations of MDXL .  The obligation of MDXL to effect the Share Exchange and Plan of Reorganization and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)   Representations, Warranties and Covenants .  The representations and warranties of MEDIX in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) MEDIX shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Effective Time.

(b)   Consents .  MDXL shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c)   No Material Adverse Change .  There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of MEDIX that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on MEDIX.

(d)   Board Resolutions .  MDXL shall have received resolutions duly adopted by MEDIX’s board of directors approving the execution, delivery, and performance of the Agreement and the transactions contemplated by the Agreement.

(e)   Due Diligence Investigation .  MDXL shall be reasonably satisfied with the results of its due diligence investigation of MEDIX in its sole and absolute discretion.

6.3      Conditions Precedent to Obligation of MEDIX .  The obligation of MEDIX to effect the Share Exchange and Plan of Reorganization and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)   Representations, Warranties and Covenants .  The representations and warranties of MDXL in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) MDXL shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.

(b)   Consents .  MEDIX shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c)    No Material Adverse Change .  There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of MDXL that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on MDXL.

(d)   Board Resolutions .  MEDIX shall have received resolutions duly adopted by MDXL’s board of directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.

(e)   SEC Reports .  Prior to Closing all SEC reports shall have been filed and the post-effective amendment to the registration statement shall be effective.

(f)    Current Report .  MDXL will prepare for filing a Form 8-K to be filed within four (4) business days of the Closing Date containing the required information relating to the Share Exchange and Plan of Reorganization.

(g)   Due Diligence Investigation .  MEDIX shall be reasonably satisfied with the results of its due diligence investigation of MDXL in its sole and absolute discretion.

ARTICLE VII.
 CLOSING

7.1      MDXL shall make the following deliveries at Closing .  To consummate the transaction, MDXL shall at Closing make the following deliveries:

(a)   Executed Closing Certificate;

(b)   Written consent of Board of Directors re: issuance of stock

(c)   Written consent of the Board of Directors;

(d)   Written consent of Board of Directors re: appointment of its officers and directors.

(e)   Irrevocable instructions to its transfer agent to deliver the Exchange Shares.

7.2       MEDIX and the Shareholders shall make the following deliveries at Closing .  To consummate the transaction MEDIX and the Shareholders shall at Closing make the following deliveries:

(a)   Executed Closing Certificate;

(b)   Written Consent of the Board of Directors;

(c)   The Ownership Interests.

7.3      Deliveries Subsequent to Closing .  at closing, MEDIX shall deliver to MDXL its Audited and Reviewed Financial Statements.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

8.1       Termination .  This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Share Exchange:

(a)    by mutual written consent of MDXL and MEDIX;

(b)   by either MDXL or MEDIX if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and Plan of Reorganization and such order, decree, ruling or other action shall have become final and non-appealable;

(c)    by either MDXL or MEDIX if the Share Exchange and Plan of Reorganization  shall not have been consummated on or before December 31, 2016 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time).

(d)   by MDXL, if a material adverse change shall have occurred relative to MEDIX (and not curable within thirty (30) days);

(e)    by MEDIX if a material adverse change shall have occurred relative to MDXL (and not curable within thirty (30) days);

(f)    by MDXL, if MEDIX willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(g)    by MEDIX, if MDXL willfully fails to perform in any material respect any of its obligations under this Agreement.

8.2      Effect of Termination .  In the event of termination of this Agreement by either MEDIX or MDXL as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MDXL or MEDIX, other than the provisions of this Section 8.2. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

8.3      Amendment .  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties upon approval by the party, if such party is an individual, and upon approval of the Board of Director of MDXL and of MEDIX.

8.4      Extension; Waiver .  Subject to Section 8.1(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.5      Return of Documents .  In the event of termination of this Agreement for any reason, MDXL and MEDIX will return to the other party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. MDXL and MEDIX will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

ARTICLE IX.
INDEMNIFICATION AND RELATED MATTERS

9.1      Survival of Representations and Warranties .  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any disclosure schedule, shall survive until twelve (12) months after the Effective Time (except for with respect to Taxes, which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period). The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

9.2      Indemnification .

(a)                   MDXL shall indemnify and hold MEDIX and MEDIX’s officers and directors (“MEDIX Representatives ”) harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, “ Losses ”) to which MDXL may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by MDXL as set forth herein.

(b)   MEDIX shall indemnify and hold MDXL and MDXL’s officers and directors (“ MDXL’s Representatives ”) harmless for, from and against any and all Losses to which MDXL or MDXL’s Representatives may become subject resulting from or arising out of (1) any breach of a representation, warranty or covenant made by MEDIX as set forth herein; or (2) any and all liabilities arising out of or in connection with: (A) any of the assets of MEDIX prior to the Closing; or (B) the operations of MEDIX prior to the Closing.

9.3      Notice of Indemnification .  Promptly after the receipt by any indemnified party (the “ Indemnitee ”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “ Indemnifying Party ”) pursuant to this Article IX, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article IX, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article IX or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article IX to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article IX, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

ARTICLE X.
GENERAL PROVISIONS

10.1     Notices .  Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below (or at such other address for a party as shall be specified by like notice.) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Eastern Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Eastern Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service, or (d) if by personal delivery, upon actual receipt by the party to whom such notice is required to be given.

If to MDXL:

Timothy Hart, CFO
2929 East Commercial Blvd., PH-D
Fort Lauderdale, Florida 33308
Tel: (954) 440-4678

If to IHL of Florida, Inc.:

Neil Swartz, President
2929 East Commercial Blvd., PH-D,
Fort Lauderdale, Florida 33308
Tel: (954) 440-4678

10.2	Definitions . For purposes of this Agreement:

(a)     an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)    “material adverse change” or “material adverse effect” means, when used in connection with MEDIX or MDXL, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of MDXL to the consummation of the Share Exchange);

(c)    “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

(d)    a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

10.3        Interpretation .  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

10.4        Entire Agreement; No Third-Party Beneficiaries .  This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

10.5        Governing Law .  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.6        Assignment .  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.7        Enforcement .  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

10.8        Severability .  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

10.9        Counterparts .  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “ Electronic Delivery ”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.10      Attorney’s Fees .   In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

10.11      Currency .  All references to currency in this Agreement shall refer to the lawful currency of the United States of America.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

MediXall Group, Inc.	IHL of Florida, Inc.

Timothy Hart	Neil Swartz
Chief Financial Officer	President

SCHEDULE 1.01

Excerpt from the U.S. Patent Application
System and Method for Automating and Verifying Medication Compliance – Part I

Patent Abstract	Patent No. 8,154,390
A computer-based system for monitoring medication compliance. The system can include one or more processors configured to process and manage data. Additionally, the system can also include one or more medication packages comprising a machine-readable medium. Notably, the machine-readable medium can comprise medication information among other types of information. The one or more processors can be configured to receive the medication information of the machine-readable medium. The machine-readable medium and corresponding medication information can be adjustable based on a dispensing of a medication from the one or more medication packages.

Excerpt from the U.S. Patent Application
System and Method for Providing Integrated Wellness Assessment

Patent Abstract	Patent No. 8,352,408
A system for generating measurable indexes for providing a total wellness assessment of an individual is provided.  The system can include a data communications interface for accessing a plurality of databases of population data derived from samplings of one or more populations.  The system further can include an integration and synthesis engine for generating a plurality of weighting factors based upon a predetermined combination of the data, each weighting factor corresponding to a predetermined health condition associated with the individual and based upon the population data.  The system also can include a conditions capture engine for capturing individual-specific data corresponding to a set of predetermined [values] of health conditions associated with the individual.  The system can further include a modeling tool for combining at least one of the plurality of weighting factors with the individual-specific data corresponding to a set of predetermined [values] of health conditions associated with the individual.  Moreover, the system can include a quotient generator for generating an individual-specific overall health score corresponding to the individual based on the combining of weighting factors, population data, and individual-specific data.

Excerpt from the U.S. Patent Application
System and Method for Coordinated Health Monitoring,
Emergency Response, and Medical Record Delivery – (Part I)

Patent Abstract	Patent No. 8,378,831
A computer-based system for providing coordinated health monitoring, emergency response, and medical record delivery. The system can include one or more computing devices configured to process emergency-related indicators and data. The system can also include one or more monitoring devices communicatively linked to the one or more computing devices. The one or more monitoring devices can be configured to monitor a particular area for the emergency-related indicators and data, wherein the one or more monitoring devices detect one or more among speech, sounds, images and other detectable emergency-related indicators. The one or more monitoring devices can also be configured to transmit the emergency-related indicators and data to the one or more computing devices. Furthermore, the system can include a module communicatively linked to the one or more monitoring devices and configured to execute on the one or more computing devices. The module can be configured to analyze the transmitted emergency-related indicators and data to determine whether there is an emergency, communicate with a monitoring service to validate that an emergency exists, and provide access to patient records to authorized personnel, based upon whether an emergency exists.

Excerpt from the U.S. Patent Application
System and Method for Automating and Verifying Medication Compliance, (Part I)

Patent Abstract	Patent No. 8,508,346
Specifically this new patent describes a process to use product packaging and labeling to determine the contents of a package/container and/or life of a product.  While it was designed predominantly for the healthcare industry and envisioned with its highest usage in pharmaceuticals, this patent will apply to any industry having products with a shelf life as it allows for an assessment, through either computer or through visual inspection, to know if a product has been tampered with or has been compromised by heat, radiation or even moisture.

The patent further describes the innovation in how this process can be used to incentivize a patient for compliance; for example a medication container could change color if not open within 24 hours, or would display the last time it was opened, or even how many pills remain in the bottle.  This type of invention could materially help hospitals, nursing homes, assisted living facilities, and any location where medication time and quantity is critical to preservation of life.  The invention describes on-location display, as well as remote-display possibly over wireless network to notify a care giver of the status of a medication at a patient’s home or when connected to an advanced 4th generation EMR such as PWeR 2.0.

Excerpt from the U.S. Patent Application
System and Methods for Simulating Future Medical Episodes

Patent Abstract	Patent No. 8,666,766
A computer-implemented method of generating future medical episodic simulations is provided.  The method includes generating a personal wellness lifestyle signature for an individual based upon pre-selected data pertinent to wellness of the individual.  Additionally, the method includes comparing the personal wellness lifestyle signature of the individual with at least one personal wellness lifestyle signature of at least one other individual determined to have at least one wellness characteristic similar to a corresponding wellness characteristic of the individual.  The method further includes predicting at least one future medical episode corresponding to the individual based upon the comparison.

A computer-based system for generating future medical episodic simulations is also provided.  The system includes one or more one processors having logic circuitry for processing data.  The system also includes a signature-generating module configured to execute on the at least one processor for generating a personal wellness lifestyle signature for an individual based upon pre-selected data pertinent to wellness of the individual.  Additionally, the system includes a comparing module configured to execute on the at least one processor for comparing the personal wellness lifestyle signature of the individual with at least one personal wellness lifestyle signature of at least one other individual determined to have at least one wellness characteristic similar to a corresponding wellness characteristic of the individual.  The system further includes an episode-predicting module configured to execute on the at least one processor for predicting at least one future medical episode corresponding to the individual based upon the comparison.

Excerpt from the U.S. Patent Application
System and Methods for Personalized Fast Navigation

Patent Abstract	Patent No. 8,762,884
A system for personalized navigation of computer screens.  The system can comprise one or more electronic data processors.  The system can also include a module configured to execute on the more or more electronic data processors, where the module can be configured to display a plurality of icons retained in a file associated with a particular user on a computer screen.  The icons can comprise one or more assigned icons from an assigned icons list and candidate icons from a candidate icons list, where both the assigned and candidate icons are derived from a pool of icons.  Also, the module can be configured to assign an icon to a currently displayed screen by utilizing a selection tool and placing the icon in the assigned icons list, where the icon is selected from the candidate icons list.  The module can be further configured to return to the assigned screen when the assigned icon is selected.

Excerpt from the U.S. Patent Application
System and Method for Automating and Verifying Product Value,
Usage, and Suitability for Use or Sale

Patent Abstract	Patent No. 8,823,500
A computer-based system for monitoring product usage, value, and suitability for use or sale. The system can include one or more processors configured to process and manage data. Additionally, the system can also include product packaging comprising a machine-readable medium.  Notably, the machine-readable medium can comprise product information among other types of information.  The one or more processors can be configured for receiving the product information of the machine-readable medium.  The machine-readable medium and corresponding medication information can be adjusted based automated signals or interactive signals, where the signals are generated based on current or historical data regarding the product or the packaging.

Excerpt from the U.S. Patent Application
System and Method Enabling Bi-Translation for
Improved Prescription Accuracy

Patent Abstract	Patent No. Pending, 12/2/2015
A system for bi-translation of speech and writing is provided. The system can comprise one or more electronic data processors contained within one or more computing devices. The system can also include a module configured to execute on the one or more electronic data processors in order to record a spoken and written segment into the one or more computing devices, where the segments can be corroborated by selecting potential medications and processes. The module can also be configured to convert the spoken segment into a stream of text or tokens and the written segment into a stream of text or tokens. Furthermore, the module can be configured to compare the converted spoken and written streams of text or tokens to determine whether the spoken segment and the written segment match and output the results.”

Excerpt from the U.S. Patent Application
System and Method for Coordinated Health Monitoring,
Emergency Response, and Medical Record Delivery – (Part I)

Patent Abstract	Patent No. 8,970,381
A computer-based system for providing coordinated health monitoring, emergency response, and medical record delivery. The system can include computing devices configured to process emergency-related indicators and data. The system can also include monitoring devices communicatively linked to the computing devices. The monitoring devices can be configured to monitor a particular area for the emergency-related indicators and data, wherein the monitoring devices detect speech, sounds, images and other detectable emergency-related indicators. The monitoring devices can also be configured to transmit the emergency-related indicators and data to the computing devices. Furthermore, the system can include a module linked to the monitoring devices and configured to execute on the computing devices. The module can analyze the transmitted emergency-related indicators and data to determine whether there is an emergency, communicate with a monitoring service to validate that an emergency exists, and provide access to patient records to authorized personnel, when an emergency exists.

Excerpt from the U.S. Patent Application
System and Method for Slice Processing Computer-Related Tasks

Patent Abstract	Patent No. 9,092,348

A computer-based systems and methods for task processing in a computing device are provided. A method includes the step of entering a slice mode for at least one task, the entering comprising reserving one or more portions of a cache memory to yield a slice cache memory for the task. The method also includes the step of storing a slice in the slice cache memory, wherein the slice comprises at least one program residing in at least one memory space outside of the slice cache memory and associated with the at least one task. The method further includes the step of processing the at least one task utilizing the at least one program by accessing the at least one slice cache memory until the slice mode is terminated.

The following table lists pending patents by The Quantum Group, Inc., licensed to MediXall.

Patent Application #	Title
2013/0122476	System And Methods For Providing Dynamic Integrated Wellness Assessment
2013/0042075	System And Method For Slice Processing Computer-Related Tasks
2013/0041279	System And Method For Monitoring Physiological Functions
2012/0125994	System And Method For Automating And Verifying Product Value, Usage, And Suitability For Use Or Sale
2012/0116798	System And Method For Automating And Verifying Medication Compliance
2011/0208542	Voice Of The Patient System
2010/0298975	System And Method For Automating And Verifying Medication Compliance
2010/0250762	Method And System For Regulating Entry Of Data Into A Protected System
2010/0180231	System And Method For Personalized Fast Navigation
2010/0161347	System And Methods For Simulating Future Medical Episodes
2010/0042439	Autonomous Perpetual Inventory For Healthcare
2010/0033332	System And Method For Coordinated Health Monitoring, Emergency Response, And Medical Record Delivery
2010/0024021	System And Method For Secure Operation Of A Medical Records Reporting System
2010/0023312	System And Method Enabling Bi-Translation For Improved Prescription Accuracy
2009/0299770	System And Method For Making Patient Records Follow A Physician
2009/0271377	System And Method For Medical Episode Recreation
2009/0254376	Dynamic Integration Of Disparate Health-Related Processes And Data
2009/0254375	System And Methods For Automated Healthcare Patient Record Search, Extraction, And Creation
2009/0254374	System And Method For Dynamic Drug Interaction Analysis And Reporting
2009/0177613	System And Methods For Providing Integrated Wellness Assessment
2009/0177489	Systems And Methods For Patient Scheduling And Record Handling
2009/0177047	Health Wellness Modeler
2009/0125325	Medical Equipment Allocation And Utilization System And Method
2009/0124866	Intelligent Personal Health Profile